Exhibit 99.1

NEWS RELEASE 17-009	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
THIRD QUARTER 2017 RESULTS

November 1, 2017 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2017. Following is an executive summary for this period and the Company’s future outlook:

•	3Q2017 diluted EPS was $(0.51), an improvement of $0.02, or 4%, from 2Q2017 diluted EPS of $(0.53)

•	3Q2017 net loss was $(19.0) million, an improvement of $0.5 million, or 3%, from 2Q2017 net loss of $(19.5) million

•	3Q2017 EBITDA was $10.6 million, a decrease of $1.6 million, or 13%, from 2Q2017 EBITDA of $12.2 million

•	3Q2017 average new gen OSV dayrates were $18,483, a sequential increase of $1,281, or 7%

•	3Q2017 effective new gen OSV dayrates were $4,861, a sequential increase of $1,025, or 27%

•	3Q2017 utilization of the Company’s new gen OSV fleet was 26%, up from 22% sequentially

•	3Q2017 effective utilization of the Company’s active new gen OSVs was 86%, up from 67% sequentially

•	The Company currently has 43 OSVs stacked and expects to have a total of 45 OSVs stacked by the end of 4Q2017

•	Quarter-end cash was $113 million, down from $125 million sequentially, with $66 million of newbuild growth capex remaining to be funded

•	3Q2017 total liquidity (cash and credit availability) of $317 million represents a decrease of $12 million, or 4%, from 2Q2017

The Company recorded a net loss for the third quarter of 2017 of $(19.0) million, or $(0.51) per diluted share, compared to $(16.5) million, or $(0.45) per diluted share, for the year-ago quarter; and $(19.5) million, or $(0.53) per diluted share, for the second quarter of 2017. Included in the Company’s second quarter 2017 results is a $15.5 million ($10.5 million after-tax or $0.29 per diluted share) net gain on early extinguishment of debt resulting from the repurchase of a portion of the Company’s 1.500% Convertible Senior Notes due 2019 and 5.875% Senior Notes due 2020, offset in part by the write-off of certain related deal costs, unamortized financing costs and original issue discount. Excluding the impact of such net gain on early extinguishment of debt, net loss and diluted EPS for the second quarter of 2017 would have been $(30.0) million and $(0.82) per share, respectively. After adjusting for these reconciling items included in the second quarter of 2017, the third quarter net loss and diluted EPS would have been $11.0 million and $0.31 per share higher than the sequential quarter, respectively. Diluted common shares for the third quarter of 2017 were 37.0 million compared to 36.3 million and 36.8 million for the third quarter of 2016 and the second quarter of 2017, respectively. GAAP requires the use of basic shares outstanding

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

for diluted EPS when reporting a net loss. EBITDA for the third quarter of 2017 was $10.6 million compared to $15.2 million for the third quarter of 2016 and $12.2 million for the second quarter of 2017. Excluding the net gain on early extinguishment of debt in the second quarter of 2017, sequential EBITDA would have been $(3.3) million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
Revenues. Revenues were $53.7 million for the third quarter of 2017, an increase of $1.8 million, or 3.5%, from $51.9 million for the third quarter of 2016; and an increase of $16.3 million, or 43.6%, from $37.4 million for the second quarter of 2017. The year-over-year increase in revenues was primarily due to improved market conditions for the Company’s MPSVs, partially offset by weak market conditions worldwide and the repricing or stacking of four OSVs, which concluded long-term contracts that were working at dayrates above current market levels. The sequential increase in revenues was primarily attributable to higher average dayrates for our MPSV fleet and seasonally higher utilization across the Company's active fleet of OSVs in the GoM. As of September 30, 2017, the Company had 44 OSVs stacked. For the three months ended September 30, 2017, the Company had an average of 43.0 vessels stacked compared to 44.1 vessels stacked in the prior-year quarter and 42.5 vessels stacked in the sequential quarter. Operating loss was $(16.7) million, or (31.1)% of revenues, for the third quarter of 2017 compared to an operating loss of $(14.4) million, or (27.8)% of revenues, for the prior-year quarter; and an operating loss of $(31.3) million, or (83.7)% of revenues, for the second quarter of 2017. Average new generation OSV dayrates for the third quarter of 2017 were $18,483 compared to $25,639 for the same period in 2016 and $17,202 for the second quarter of 2017. New generation OSV utilization was 26.3% for the third quarter of 2017 compared to 22.0% for the year-ago quarter and 22.3% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 85.8%, 76.3% and 66.6% for the same periods, respectively. Utilization-adjusted, or effective, new generation OSV dayrates for the third quarter of 2017 were $4,861 compared to $5,641 for the same period in 2016 and $3,836 for the second quarter of 2017.
Operating Expenses. Operating expenses were $30.1 million for the third quarter of 2017, an increase of $0.7 million, or 2.4%, from $29.4 million for the third quarter of 2016; and a decrease of $1.3 million, or 4.1%, from $31.4 million for the second quarter of 2017. The year-over-year increase in operating expenses was primarily due to a higher average number of active vessels in the Company’s fleet. The sequential decrease in operating expenses was primarily due to lower maintenance and repair expenses.
General and Administrative (“G&A”). G&A expense was $12.9 million for the third quarter of 2017 compared to $9.0 million for the third quarter of 2016; and $9.4 million for the second quarter of 2017. The year-over-year increase in G&A expense was primarily attributable to higher professional fees related to the Company’s on-going liability management activities, short-term incentive compensation, long-term incentive compensation and bad debt expense. The sequential increase in G&A expense was primarily due to an increase in fees associated with the Company’s on-going liability management activities and higher long-term incentive compensation expense. Long-term incentive compensation was higher than the prior-year period and sequential quarter due to a "mark to market" adjustment on cash-settled awards to reflect the increase in the Company’s stock price during the three months ended September 30, 2017.
Depreciation and Amortization. Depreciation and amortization expense was $27.2 million for the third quarter of 2017, or $0.9 million and $0.8 million lower than the year-ago quarter and sequential quarter, respectively. Depreciation increased by $1.2 million over the year-ago quarter primarily due to the addition of two vessels that were placed in service under the Company’s fifth OSV newbuild program since June 30, 2016. The depreciation increase was more than offset by a decrease in amortization expense of $2.1 million, which was mainly driven by postponed recertifications for certain of the Company’s stacked OSVs. Amortization expense is expected to decrease further in the near term as a result of the deferral of regulatory recertification activities for vessels that have been stacked. The Company expects amortization expense to increase temporarily whenever market conditions warrant reactivation of currently stacked vessels, which will then require the Company to drydock such vessels, and thereafter to revert back to historical levels.
Interest Expense. Interest expense was $12.0 million during the third quarter of 2017, or $0.9 million lower than the prior-year quarter. The decrease was primarily due to the write-off of fees associated with the amendment to the Company’s revolving credit facility during the year-ago period and lower interest expense associated with the debt exchange and termination of the then-existing credit facility that was completed during the sequential quarter. These favorable differences were partially offset by a decrease in capitalized interest during the three months ended September 30, 2017. The Company recorded $2.7 million of capitalized construction period interest, or roughly 18% of its total interest costs, for the third quarter of 2017 compared to $4.2 million, or roughly 25% of its total interest costs, for the year-ago quarter.
Nine Month Results
Revenue for the first nine months of 2017 decreased 25.9% to $135.2 million compared to $182.4 million for the same period in 2016. Operating loss was $(74.5) million, or (55.1)% of revenues, for the first nine months of 2017 compared to an operating loss of $(36.7) million, or (20.1)% of revenues, for the prior-year period. Net loss for the first nine months of 2017 increased $21.7 million to a net loss of $(66.3) million, or $(1.80) per diluted share, compared to a net loss of $(44.6) million, or $(1.23) per diluted share, for the first nine months of 2016. EBITDA for the first nine months of 2017 decreased 51.5% to $24.4 million compared to $50.3 million for the first nine months of 2016. Included in the Company’s results for the nine months ended September 30, 2017 are revenues of $9.4 million for a vessel redelivery fee and $3.8 million of additional bad debt expense in the first quarter of 2017 and a $15.5 million net gain on early extinguishment of debt in the second quarter of 2017. Excluding the impact of these reconciling items, net loss, diluted EPS and EBITDA for the first nine months of 2017 would have been $(80.7) million, $(2.19) per share and $3.3 million, respectively. The year-over-year decrease in vessel revenues primarily resulted from soft market conditions in the GoM, which led to the Company’s decision to stack an average of 3.5 incremental vessels on various dates from December 2015 through September 30, 2017. For the nine months ended September 30, 2017, the Company had an average of 43.4 vessels stacked compared to 39.9 vessels stacked in the prior-year period.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events during the Company’s guidance period as set forth on pages 11 and 12 of this press release. These statements are forward-looking and actual results may differ materially, particularly given the volatility inherent in, and the currently depressed conditions of, the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further decline in commodity prices for oil and natural gas; any additional future repositioning voyages; any additional stacking or reactivation of vessels; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions, modifications or divestitures, business combinations, possible share or note repurchases or financings that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 8 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of depressed commodity prices and planned decreases in the capital spending budgets of its customers.
Vessel Counts. As of September 30, 2017, the Company’s fleet of owned vessels consisted of 62 new generation OSVs and eight MPSVs. The forecasted vessel counts presented in this press release reflect the two MPSV newbuilds expected to be delivered during fiscal 2018, as discussed below. With an average of 43.2 new generation OSVs and 0.8 MPSVs projected to be stacked during fiscal 2017, the Company’s active fleet for 2017 is expected to be comprised of an average of 18.8 new generation OSVs and 7.2 MPSVs. With an assumed average of 45.0 new generation OSVs and no MPSVs projected to be stacked during fiscal 2018, the Company’s active fleet for 2018 is expected to be comprised of an average of 17.0 new generation OSVs and 8.6 MPSVs.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $30.0 million to $35.0 million for the fourth quarter of 2017, and $119.4 million to $124.4 million for the full-year 2017. Reflected in the cash opex guidance ranges above are the anticipated continuing results of several cost containment measures initiated by the Company since the fourth quarter of 2014 due to prevailing market conditions, including, among other actions, the stacking of new generation OSVs and

MPSVs on various dates from October 1, 2014 through September 30, 2017, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. Since the end of the third quarter of 2017, the Company has activated one 240 class OSV. Additionally, the Company plans to stack two 240 class OSVs during the remainder of the fourth quarter of 2017. The Company may choose to stack or reactivate additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expense. G&A expense is expected to be in the approximate range of $11.0 million to $13.0 million for the fourth quarter of 2017, and $47.6 million to $49.6 million for the full-year 2017. This full-year G&A range includes the $3.8 million of additional bad debt reserve recorded during the first quarter of 2017.
Other Financial Data. Quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the fourth quarter of 2017 are projected to be $24.7 million, $2.2 million, $12.0 million, $(10.1) million, $12.6 million, 37.0 million and 37.9 million, respectively. As a reminder, please note that GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2017 and 2018 is provided on page 12 of this press release. The Company’s annual effective tax rate is expected to be between 32.0% and 34.0% for fiscal 2017 and fiscal 2018, respectively.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The two remaining vessels under the Company’s nearly completed 24-vessel domestic newbuild program, which are 400 class MPSVs, are currently expected to be delivered in the third and fourth quarters of 2018, respectively.
The Company owns 62 new generation OSVs and eight MPSVs as of September 30, 2017. Based on the projected MPSV in-service dates, the Company expects to own eight and ten MPSVs as of December 31, 2017 and 2018, respectively. These vessel additions result in a projected average MPSV fleet complement of 8.0, 8.6 and 10.0 vessels for the fiscal years 2017, 2018 and 2019, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,335.0 million, of which $10.3 million and $60.7 million are expected to be incurred in the full fiscal years 2017 and 2018, respectively. From the inception of this program through September 30, 2017, the Company has incurred $1,269.5 million, or 95.1%, of total expected project costs, including $2.6 million that was spent during the third quarter of 2017. The Company expects to incur newbuild project costs of $4.8 million during the fourth quarter of 2017.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 11 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2016, 2017 and 2018. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $10.5 million and $16.1 million for the full fiscal years 2017 and 2018, respectively. These cash outlays are expected to be incurred over approximately 243 and 217 days of aggregate commercial downtime in 2017 and 2018, respectively, during which the vessels will not earn revenue.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 11 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2016, 2017 and 2018. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $3.3 million and $1.2 million, respectively, for the full fiscal years 2017 and 2018, respectively. These cash outlays are expected to be incurred over approximately 36 days of aggregate commercial downtime in 2017, during which the vessels will not earn revenue.
Liquidity Outlook
As of September 30, 2017, the Company’s total liquidity (cash and credit availability) was $316.5 million, comprised of $112.8 million of cash and $203.7 million of availability under the First-Lien Credit Facility, which represents a decrease of $12.0 million, or 4%, from the end of the second quarter. The Company projects that, even with the currently depressed operating levels, cash generated from operations together with cash on hand and availability under the First-Lien Credit Facility should be sufficient to fund its operations and commitments through at least December 31, 2019. However, absent a significant recovery of market conditions such that cash flow from operations were to increase materially from projected levels and/or further management of its funded debt obligations, the Company does not currently expect to have sufficient liquidity to repay the full amount of its 5.875% Senior Notes and 5.000% Senior Notes as they mature in fiscal years 2020 and 2021, respectively. The Company remains fully cognizant of the challenges currently facing the offshore oil and gas industry and continues to review its capital structure and assess its strategic options.
Conference Call
The Company will hold a conference call to discuss its third quarter 2017 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, November 2, 2017. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through November 16, 2017, and may be accessed by calling (201) 612-7415 and using the pass code 13671917#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 70 vessels primarily serving the energy industry and has two additional ultra high-spec Upstream vessels under construction for delivery in 2018.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including sustained low or further declines in oil and natural gas prices in the U.S. and worldwide; continued weakness in demand for the Company’s services through and beyond the maturity of any of the Company’s long-term debt; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or vessel management contracts or failures to finalize commitments to charter or manage vessels; sustained or further reductions in capital spending budgets by customers; the inability to accurately predict vessel utilization levels and dayrates; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the government’s cancellation or non-renewal of the management, operations and maintenance contracts for vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; the impact stemming from the reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; disruption in the timing and/or extent of Mexican offshore activities; age or other restrictions imposed on our vessels by customers; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting our MPSVs; sustained vessel over-capacity for existing demand levels in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; upon a return to improved operating conditions, the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active vessels or vessels the Company may reactivate or acquire; any success in unionizing the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or adverse changes in the interpretation of the Jones Act; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; other industry risks; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs; the inability to repatriate foreign-sourced earnings and profits; or the inability of the Company to refinance or otherwise retire certain funded debt obligations that come due in 2019, 2020 and 2021. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual lenders to provide funding under the Company’s New Credit Facility, if and when required. Further, the Company can give no assurance regarding when and to what extent it will effect common stock or note repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of the Company’s existing indebtedness. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues	$53,666	$37,426	$51,927	$135,171	$182,420
Costs and expenses:
Operating expenses	30,082	31,368	29,375	89,385	104,134
Depreciation and amortization	27,155	27,945	28,047	83,501	84,973
General and administrative expenses	12,899	9,432	9,031	36,573	30,084
	70,136	68,745	66,453	209,459	219,191
Gain (loss) on sale of assets	(197)	1	81	(178)	36
Operating loss	(16,667)	(31,318)	(14,445)	(74,466)	(36,735)
Other income (expense):
Gain on early extinguishment of debt	—	15,478	—	15,478	—
Interest income	447	464	401	1,312	1,164
Interest expense	(11,956)	(13,429)	(12,820)	(39,194)	(34,888)
Other income (expense), net [1]	106	54	1,592	(163)	2,048
	(11,403)	2,567	(10,827)	(22,567)	(31,676)
Loss before income taxes	(28,070)	(28,751)	(25,272)	(97,033)	(68,411)
Income tax benefit	(9,120)	(9,262)	(8,769)	(30,696)	(23,808)
Net loss	$(18,950)	$(19,489)	$(16,503)	$(66,337)	$(44,603)
Earnings per share
Basic loss per common share	$(0.51)	$(0.53)	$(0.45)	$(1.80)	$(1.23)
Diluted loss per common share	$(0.51)	$(0.53)	$(0.45)	$(1.80)	$(1.23)
Weighted average basic shares outstanding	37,013	36,769	36,338	36,794	36,205
Weighted average diluted shares outstanding [2]	37,013	36,769	36,338	36,794	36,205

Other Operating Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Offshore Supply Vessels:
Average number of new generation OSVs [3]	62.0	62.0	62.0	62.0	61.9
Average number of active new generation OSVs [4]	19.0	20.7	17.9	19.6	22.0
Average new generation OSV fleet capacity (deadweight) [3]	220,172	220,172	221,629	220,172	220,885
Average new generation OSV capacity (deadweight)	3,551	3,551	3,575	3,551	3,570
Average new generation utilization rate [5]	26.3%	22.3%	22.0%	22.8%	27.0%
Effective new generation utilization rate [6]	85.8%	66.6%	76.3%	71.9%	76.0%
Average new generation dayrate [7]	$18,483	$17,202	$25,639	$20,709	$25,488
Effective dayrate [8]	$4,861	$3,836	$5,641	$4,722	$6,882
Balance Sheet Data (unaudited):

	As of September 30, 2017	As of December 31, 2016
Cash and cash equivalents	$112,836	$217,027
Working capital	127,454	225,412
Property, plant and equipment, net	2,522,042	2,578,388
Total assets	2,721,188	2,878,275
Total long-term debt	1,014,031	1,083,710
Stockholders’ equity	1,345,681	1,402,996

Cash Flow Data (unaudited):

	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash provided by (used in) operating activities	$(29,203)	$57,161
Cash used in investing activities	(15,096)	(91,812)
Cash used in financing activities	(59,661)	(820)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Vessel revenues	$45,637	$29,339	$43,670	$110,825	$157,170
Non-vessel revenues [9]	8,029	8,087	8,257	24,346	25,250
Total revenues	$53,666	$37,426	$51,927	$135,171	$182,420
Operating loss	$(16,667)	$(31,318)	$(14,445)	$(74,466)	$(36,735)
Operating deficit	(31.1%)	(83.7%)	(27.8%)	(55.1%)	(20.1%)
Components of EBITDA [10]
Net loss	$(18,950)	$(19,489)	$(16,503)	$(66,337)	$(44,603)
Interest expense, net	11,509	12,965	12,419	37,882	33,724
Income tax benefit	(9,120)	(9,262)	(8,769)	(30,696)	(23,808)
Depreciation	24,682	24,679	23,467	74,038	68,298
Amortization	2,473	3,266	4,580	9,463	16,675
EBITDA [10]	$10,594	$12,159	$15,194	$24,350	$50,286
Adjustments to EBITDA
Stock-based compensation expense	$2,726	$972	$2,341	$5,740	$6,557
Interest income	447	464	401	1,312	1,164
Adjusted EBITDA [10]	$13,767	$13,595	$17,936	$31,402	$58,007
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$10,594	$12,159	$15,194	$24,350	$50,286
Cash paid for deferred drydocking charges	(995)	(2,826)	(897)	(6,950)	(3,214)
Cash paid for interest	(13,829)	(12,443)	(13,784)	(40,028)	(38,871)
Cash paid for taxes	(334)	(361)	(446)	(1,044)	(2,688)
Changes in working capital	(3,336)	(2,813)	13,711	97	45,396
Stock-based compensation expense	2,726	972	2,341	5,740	6,557
Gain on early extinguishment of debt	—	(15,478)	—	(15,478)	—
(Gain) loss on sale of assets	197	(1)	(81)	178	(36)
Changes in other, net	(100)	284	(1,573)	3,932	(719)
Net cash provided by (used in) operating activities	$(5,077)	$(20,507)	$14,465	$(29,203)	$56,711

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data:
	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	5.0	—	9.0	3.0
Commercial downtime (in days)	2	68	—	131	147
MPSVs
Number of vessels commencing drydock activities	—	2.0	—	4.0	—
Commercial downtime (in days)	—	29	—	48	—

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	1.0
Commercial downtime (in days)	—	—	43	—	70
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	2.0
Commercial downtime (in days)	—	—	—	—	201

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$995	$2,826	$897	$6,950	$3,214
Other vessel capital improvements	654	183	(401)	940	5,272
	1,649	3,009	496	7,890	8,486
Other Capital Expenditures:
Commercial-related vessel improvements	160	141	2,549	359	13,434
Non-vessel related capital expenditures	920	418	139	1,468	414
	1,080	559	2,688	1,827	13,848
	$2,729	$3,568	$3,184	$9,717	$22,334
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$2,585	$1,618	$6,818	$5,505	$61,352

Forecasted Data [12]:
	1Q 2017A	2Q 2017A	3Q 2017A	4Q 2017E	2017E	2018E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	5.0	2.0	3.0	12.0	7.0
Commercial downtime (in days)	61	68	2	64	195	175
MPSVs
Number of vessels commencing drydock activities	2.0	2.0	—	—	4.0	1.0
Commercial downtime (in days)	19	29	—	—	48	42

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	1.0	1.0	—
Commercial downtime (in days)	—	—	—	36	36	—
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$3.1	$2.9	$1.0	$2.2	$9.2	$12.7
Other vessel capital improvements	0.1	0.2	0.6	0.4	1.3	3.4
	3.2	3.1	1.6	2.6	10.5	16.1
Other Capital Expenditures:
Commercial-related vessel improvements	0.1	0.1	0.2	1.4	1.8	0.2
Non-vessel related capital expenditures	0.1	0.4	0.9	0.1	1.5	1.0
	0.2	0.5	1.1	1.5	3.3	1.2
	$3.4	$3.6	$2.7	$4.1	$13.8	$17.3
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$1.3	$1.6	$2.6	$4.8	$10.3	$60.7

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels and Tax Rate)
Forward Guidance of Selected Data (unaudited):

	4Q 2017E Avg Vessels	Full-Year 2017E Avg Vessels	Full-Year 2018E Avg Vessels
Fleet Data (as of 1-Nov-2017):

New generation OSVs - Active	17.5	18.8	17.0
New generation OSVs - Stacked [13]	44.5	43.2	45.0
New generation OSVs - Total	62.0	62.0	62.0

New generation MPSVs - Active	8.0	7.2	8.6
New generation MPSVs - Stacked	—	0.8	—
New generation MPSVs - Total	8.0	8.0	8.6
Total	70.0	70.0	70.6

	4Q 2017E Range		Full-Year 2017E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating expenses	$30.0	$35.0	$119.4	$124.4
General and administrative expenses	$11.0	$13.0	$47.6	$49.6

	1Q 2017A	2Q 2017A	3Q 2017A	4Q 2017E	2017E	2018E
Other Financial Data:
Depreciation	$24.7	$24.7	$24.7	$24.7	$98.8	$99.1
Amortization	3.7	3.3	2.5	2.2	11.7	8.8
Interest expense, net:
Interest expense [15]	$13.5	$13.6	$14.6	$14.6	$56.3	$64.3
Incremental non-cash OID interest expense [16]	2.7	2.5	0.9	0.9	7.0	4.0
Amortization of deferred gain [17]	—	(0.2)	(0.9)	(0.8)	(1.9)	(3.2)
Capitalized interest	(2.4)	(2.5)	(2.7)	(2.4)	(10.0)	(10.1)
Interest income	(0.4)	(0.5)	(0.4)	(0.3)	(1.6)	(1.0)
Total interest expense, net	$13.4	$12.9	$11.5	$12.0	$49.8	$54.0

Income tax rate	30.6%	32.2%	32.5%	35.0%	32.5%	34.0%
Cash paid for (refunds of) income taxes	$0.3	$0.4	$0.3	$(10.1)	$(9.1)	$1.4
Cash paid for interest [15]	13.8	12.4	13.8	12.6	52.6	58.8
Weighted average basic shares outstanding	36.6	36.8	37.0	37.0	36.9	37.5
Weighted average diluted shares outstanding [18]	37.4	37.6	37.8	37.9	37.7	38.2

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
Due to net losses for the three and nine months ended September 30, 2017, the three and nine months ended September 30, 2016 and the three months ended June 30, 2017, the Company excluded the dilutive effect of equity awards representing the rights to acquire 990, 988, 988, 974 and 992 shares of common stock, respectively, because the effect was anti-dilutive. As of September 30, 2017, June 30, 2017, and September 30, 2016, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]	The Company owned 62 new generation OSVs as of September 30, 2017. Excluded from this data are eight MPSVs owned by the Company and four non-owned vessels operated by the Company for the U.S. Navy.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 1, 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are based on a 365-day year for all active and stacked vessels. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the average new generation utilization rate for the respective period.

[9]
Represents revenues from shore-based operations, vessel-management services related to non-owned vessels, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes EBITDA provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company has also historically made certain adjustments, as applicable, to EBITDA for losses (gains) on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that such ratios can, at times, be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]
As of November 1, 2017, the Company’s inactive fleet of 43 new generation OSVs that were “stacked” was comprised of the following: twelve 200 class OSVs, twenty-four 240 class OSVs, three 265 class OSVs and four 300 class OSVs. In addition, the Company plans to stack two 240 class OSVs during the fourth quarter of 2017.

[14]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]
Interest on the Company’s First-Lien Credit Facility is variable based on changes in LIBOR, or the London Interbank Offered Rate. The guidance included in this press release is based on industry estimates of LIBOR in future periods as of November 1, 2017. Actual results may differ from this estimate.

[16]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[17]
Represents the non-cash recognition of the $20.7 million gain on the debt-for-debt exchange associated with the Company’s First-Lien Credit Facility, which is being deferred and amortized prospectively as a yield adjustment to interest expense as required by GAAP under debt modification accounting.

[18]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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